Exhibit 99.3

BOOTBARN HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 29, 2015, Boot Barn Holdings, Inc. (“Boot Barn” or the “Company”) completed the acquisition (the “Sheplers Acquisition”) of Sheplers Holding Corporation  and its wholly owned subsidiary (collectively, “Sheplers”). As a result of the Sheplers Acquisition, Sheplers became a wholly-owned subsidiary of the Company.  The Company paid approximately $147 million in cash to acquire Sheplers. In connection with the Sheplers Acquisition, the Company entered into a new $125.0 million syndicated senior secured asset-based revolving credit facility (the “New ABL Credit Facility”), and a $200.0 million syndicated senior secured term loan (the “New Term Loan” and, together with the New ABL Credit Facility, the “New Credit Facilities”).  The Company used borrowings under the New Credit Facilities to finance the Sheplers Acquisition and the refinancing of approximately $172.0 million of indebtedness of the Company (the “Company Refinanced Debt”) and of Sheplers (“Sheplers Refinanced Debt”).

The unaudited pro forma condensed combined balance sheet combines Boot Barn’s June 27, 2015 unaudited consolidated balance sheet with Sheplers’ April 26, 2015 unaudited consolidated balance sheet and gives pro forma effect to the Sheplers Acquisition as if it had been completed on June 27, 2015.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 28, 2015 combines Boot Barn’s consolidated statement of operations for the fiscal year ended March 28, 2015 with Sheplers’ unaudited consolidated statement of operations for the twelve months ended April 26, 2015 and gives pro forma effect to the Sheplers Acquisition as if it had been completed as of March 30, 2014 (the first day of Boot Barn’s fiscal year 2015).  Sheplers’ unaudited pro forma condensed consolidated statement of operations for the twelve months ended April 26, 2015 was derived from Sheplers’ unaudited consolidated statement of operations for the nine months ended April 26, 2015 and Sheplers’ historical consolidated statement of operations for the twelve months ended July 27, 2014.

The unaudited pro forma condensed combined statement of operations for the thirteen weeks ended June 27, 2015 combines Boot Barn’s unaudited consolidated statement of operations for the thirteen weeks ended June 27, 2015 with Sheplers’ unaudited consolidated statement of operations for the three months ended April 26, 2015 and gives pro forma effect to the Sheplers Acquisition as if it had been completed as of March 30, 2014.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Sheplers Acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial positions. The pro forma adjustments are based upon currently available information and certain assumptions that Boot Barn believes are reasonable under the circumstances.

A final determination of fair values relating to the Sheplers Acquisition may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of Sheplers that existed as of the date of the completion of the Sheplers Acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Boot Barn with the Securities and Exchange Commission, as well as the historical consolidated financial statements and related notes of Sheplers that are attached as Exhibit 99.1 and Exhibit 99.2 to the Current Report on Form 8-K/A (Amendment No. 1) to which these unaudited pro forma condensed combined financial statements are attached as Exhibit 99.3.

In connection with the plan to integrate the operations of Boot Barn and Sheplers, we anticipate that non-recurring charges will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this Current Report. However, these charges could affect the combined results of operations of Boot Barn and Sheplers in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

BOOT BARN HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 27, 2015

(in thousands, except par value)

	June 27, 2015	April 26 2015
	Historical Boot Barn	Historical Sheplers	Pro Forma Adjustments	*	Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$12,920	$1,728	22,911	A	$37,559
Restricted cash		179	(179)	B
Accounts receivable	3,002	2,728	77	C	5,807
Inventories	136,415	33,486	(3,006)	D	166,895
Prepaid expenses and other current assets	9,609	1,997	(263)	E	11,343
Total current assets	161,946	40,118	19,540		221,604
Property and equipment, net	34,536	25,194	(4,321)	F	55,409
Goodwill	93,097	8,635	97,436	G	199,168
Intangible assets, net	56,514	21,251	(11,634)	H	66,131
Deferred tax assets		3,145			3,145
Other assets	1,659	1,693	(1,655)	I	1,697
Total assets	$347,752	$100,036	99,366		$547,154

Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$27,100	—	32,939	J	60,039
Accounts payable	48,370	13,199	3,965	K	65,534
Accrued expenses and other current liabilities	23,470	13,242	10,489	L	47,201
Current portion of financing obligation arising from sale-leaseback transaction	—	428	551	M	979
Current portion of notes payable and pre-acquistion debt	2,181	66,730	(68,263)	N	648
Total current liabilities	101,121	93,599	(20,319)		174,401
Deferred taxes	21,102	—			21,102
Long-term portion of notes payable	71,592	—	122,760	O	194,352
Financing obligation arising from sale-leaseback transaction, less current portion	—	7,894	201	P	8,095
Other liabilities	5,256	5,711	(4,621)	Q	6,346
Total liabilities	199,071	107,204	98,021		404,296

Commitments and contingencies

Stockholders’ equity:
Boot Barn:
Common stock, $0.0001 par value; June 27, 2015 - 100,000 shares authorized, 26,097 shares issued and outstanding;	3	—	—		3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—	—		—
Historical Sheplers:
Common class A stock, $.001 par value; April 26, 2015 - 450,000 shares authorized; 299,858 shares issued and outstanding;	—	—	—		—
Common class L stock, $.001 par value; April 26, 2015 - 50,000 shares authorized; 31,074 shares issued and outstanding;	—	—	—		—
Common class L-1 stock, $.001 par value; April 26, 2015 - 100,000 shares authorized; 70,537 shares issued and outstanding:	—	—	—		—
Additional paid-in capital	132,681	8,976	(8,976)	R	132,681
Retained earnings	15,997	(16,144)	10,321	S	10,174
Total stockholders’ equity	148,681	(7,168)	1,345		142,858
Total liabilities and stockholders’ equity	$347,752	$100,036	$99,366		$547,154

* See Note 3 of the accompanying notes for explanations of the pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial statements.

BOOT BARN HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED MARCH 28, 2015

(in thousands, except per share amounts)

	Historical Boot Barn	Historical Sheplers (for the twelve months ended April 26, 2015)	Pro Forma Adjustments	*	Pro Forma Combined

Net sales	$402,684	$162,159	$445	A	$565,288
Cost of goods sold	267,907	100,664	11,894	B	380,465
Amortization of inventory fair value adjustment	—	—	(2,552)	C	(2,552)
Total cost of goods sold	267,907	100,664	9,342		377,913
Gross profit	134,777	61,495	(8,897)		187,375
Operating expenses:
Selling, general and administrative expenses	99,341	55,722	(18,815)	D	136,248
Total operating expenses	99,341	55,722	(18,815)		136,248
Income from operations	35,436	5,773	9,918		51,127
Interest expense, net	13,291	9,168	(8,367)	E	14,092
Other income (expense), net	51	—	(3,653)	F	(3,602)
Income before income taxes	22,196	(3,395)	14,632		33,433
Income tax expense (benefit)	8,466	(261)	4,934	G	13,139
Net income (loss)	13,730	(3,134)	9,698		20,294
Net income attributed to non-controlling interest	4	—	—		4
Net income attributed to Boot Barn Holdings, Inc.	$13,726	$(3,134)	$9,698		20,290

Earnings per share:
Basic shares	$0.56				$0.85
Diluted shares	$0.54				$0.82
Weighted average shares outstanding:
Basic shares	22,126				22,126
Diluted shares	22,888				22,888

* See Note 4 of the accompanying notes for explanations of the pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial statements.

BOOT BARN HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THIRTEEN WEEKS ENDED JUNE 27, 2015

(in thousands, except per share amounts)

	Historical Boot Barn	Historical Sheplers	Pro Forma Adjustments	*	Pro Forma Combined

Net sales	$96,000	$37,733	$333	H	$134,066
Cost of goods sold	65,221	23,376	2,884	I	91,481
Gross profit	30,779	14,357	(2,551)		$42,585
Operating expenses:
Selling, general and administrative expenses	25,053	12,407	(3,526)	J	33,934
Acquisition-related expenses	891	—	891	K	1,782
Total operating expenses	25,944	12,407	(2,635)		35,716
Income from operations	4,835	1,950	84		6,869
Interest expense, net	791	2,280	434	L	3,505
Income (loss) before income taxes	4,044	(330)	(350)		3,364
Income tax expense (benefit)	1,773	1,499	(1,950)	M	1,322
Net income (loss)	2,271	(1,829)	1,600		2,042

Earnings per share:
Basic shares	$0.09				$0.08
Diluted shares	$0.08				$0.08
Weighted average shares outstanding:
Basic shares	25,865				25,865
Diluted shares	26,973				26,973

* See Note 4 of the accompanying notes for explanations of the pro forma adjustments.

See accompanying notes to unaudited pro forma combined financial statements.

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of Boot Barn Holdings, Inc. (“Boot Barn”) and Sheplers Holding Corporation and subsidiary (“Sheplers”) on a combined basis based on the unaudited historical financial information of each company and after giving effect to the acquisition of Sheplers by Boot Barn. The acquisition is accounted for using the acquisition method of accounting.

The unaudited pro forma condensed combined balance sheet as of June 27, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended March 28, 2015 and the three months ended June 27, 2015 are based on the historical consolidated financial statements of Boot Barn and Sheplers. Boot Barn’s fiscal year is on a 52- or 53-week basis ending on the last Saturday of March unless April 1st is a Saturday, in which case the fiscal year ends on April 1st.  Sheplers’ fiscal year is on a 52- or 53-week basis ending on the last Sunday of July. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the acquisition method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 27, 2015 reflects the merger and related events as if they had been consummated on June 27, 2015. The unaudited pro forma condensed combined statements of income for the year ended March 28, 2015 and the three months ended June 27, 2015 reflect the merger and related events as if they had been consummated on March 30, 2014.

Identifiable assets and liabilities of Sheplers, including identifiable intangible assets, were recorded based on their estimated fair value as of June 27, 2015.

Fixed assets: Fixed assets acquired consisted of leasehold improvements, personal property and construction in progress of assets to be used and will be depreciated using the straight-line method over their estimated remaining useful lives ranging from 1 to 15 years. The estimated fair value of fixed assets was determined based on the value that a market participant would ascribe for comparable used assets.

Inventory: Inventory acquired consists of finished goods inventory. The estimated fair value of finished goods was determined based on a market participant’s estimated selling price adjusted for (1) costs of the selling effort, and (2) a reasonable profit allowance for the selling effort of the acquiring entity, both estimated from the viewpoint of a market participant.

Properties under sale leaseback: Acquired properties under sale leaseback consisted of land and buildings related to the two retail stores, one distribution center facility and some excess land that were previously sold to a third party and leased back by Sheplers. The transaction was accounted for by Sheplers as a financing due to certain responsibilities under the lease term. The properties under sale leaseback are recorded at their estimated fair value as of the acquisition date.

Financing obligation under sale leaseback: Acquired financing obligation under sale leaseback consisted of the present value of the minimum lease payments under the leaseback over the remaining lease term.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired include trade name, customer lists, below-market leases and above-market leases. The fair value of intangible assets was based on the Company’s preliminary valuation. Estimated useful lives (where relevant for the purposes of these unaudited pro forma combined financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows. In order to estimate the fair value of the intangible assets below, a required rate of return for a hypothetical investor in the Company was determined using a weighted average cost of capital computation.

•                  Trade name: The value assigned to Sheplers’ trade name was determined using the income approach plus the residual value. The present value of the expected after-tax royalty plus the residual value were added to the sum of the expected amortization tax benefit. The royalty rates were selected based on observed market royalty rates, perceived recognition, and strength of the brand within the Company’s specific industry. The selected royalty rates were then applied to the projected revenues for the trade name. The trade name intangible would not be amortized and will be tested for impairment at least annually or whenever certain indicators of impairment are present.

•                  Customer lists: An intangible customer lists asset was recognized to the extent that Sheplers was expected to benefit from future contracts which, at the date of acquisition, did not exist but which were reasonably anticipated given the history and operating practices of Sheplers. The value assigned to customer lists was determined using the replacement cost method for retail and internet customers.  The Company estimated the costs of mailing lists for these customers in ascribing the values. The Company expects to amortize the customer lists intangible on a straight-line basis over three years.

•                  Below-market leases: A below-market lease asset was recognized related to operating leases acquired for which the contractual lease terms were favorable given market conditions on the acquisition date.  The estimate of fair value considers all provisions of the lease (term, purchase options, renewal options, termination penalties, residual value guarantees, etc.) from the perspective of a market participant. The fair value of the below-market leases will be amortized using the straight-line method to increase rent expense over the remaining lease terms.

•                  Above-market lease liability: An above-market lease liability was recognized related to operating leases acquired for which the contractual lease terms were unfavorable given market conditions on the acquisition date.  The estimate of fair value considers all provisions of the lease (term, purchase options, renewal options, termination penalties, residual value guarantees, etc.) from the perspective of a market participant. The fair value of the above-market lease liability will be amortized using the straight-line method to decrease rent expense over the remaining lease terms.

Goodwill:  Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized, but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if goodwill impairment is present, the Company will compare the implied fair value of goodwill to the carrying amount. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess. The loss recognized will not exceed the carrying amount of goodwill.

2.  Preliminary Purchase Price

The total fair value of consideration transferred for the acquisition of $150.6 million, which excludes transaction costs and includes other purchase adjustments as shown below in the purchase price reconciliation table, was allocated to the preliminary net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill.

The following summarizes the preliminary purchase price allocation of the Sheplers’ acquisition, as if the acquisition had occurred on June 27, 2015 (in thousands):

Assets acquired:
Cash	$1,828
Accounts receivable	2,297
Inventory	30,480
Prepaid expenses and other current assets	1,627
Property and equipment	10,744
Properties under sale leaseback and capital leases	10,129
Intangible - below-market leases	428
Intangible - trade name	8,700
Intangible - customer list	488
Goodwill	106,071
Deferred tax asset	10,094
Other assets	129
Total assets acquired	$183,015

Liabilities assumed:
Accounts payable	$14,554
Accrued liabilities and other payables	6,180
Accrued customer liabilities	1,318
Above-market leases	195
Capital lease and financing obligation under sale leaseback and capital leases	10,150
Total liabilities assumed	$32,397

Net acquired assets	$150,618

Purchase Price Reconciliation:
Initial purchase price	$147,000
Plus working capital preliminary adjustment, cash acquired and other adjustments	3,618
Consideration transferred for acquired net assets	$150,618

3.              Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 27, 2015 (in thousands):

A.            Net adjustment of $22,911 consisting of (i) cash proceeds of New Term Loan and initial borrowing under New ABL Credit Facility, net of deferred financing fees and original issue discount on New Term Loan, (ii) Repayment of Sheplers Refinanced Debt and Company Refinanced Debt, (iii) total cash consideration paid in Sheplers Acquisition, (iv) payment of Sheplers’ dividends payable and (v) adjustment of Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

B.            Adjustment of $(179) to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

C.            Adjustment of $77 to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

D.            Net adjustment of $(3,006) to reflect (i) preliminary $30,480 valuation of Sheplers’ inventories and (ii) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

E.             Net adjustment of $(263) to reflect (i) elimination of Company Refinanced Debt deferred financing fees and recording of current deferred financing fees on New Credit Facilities and (ii) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

F.              Net adjustment of $(4,321) to reflect (i) preliminary $20,873 valuation of Sheplers’ property and equipment and (ii) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

G.            Net adjustment of $97,436 to reflect (i) the elimination of $(8,635) goodwill reflected on Sheplers’ historical balance sheet, and (ii) preliminary estimate of $106,071 goodwill from Sheplers Acquisition.

H.           Net adjustment of $(11,634) to reflect (i) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation and (ii) preliminary $9,616 valuation of Sheplers’ intangible assets, net, including trademarks and tradenames, customer list and below-market leases.

I.                Net adjustment of $(1,655) to reflect (i) elimination of short-term and long-term deferred financing fees on Company Refinanced Debt and Sheplers Refinanced Debt and (ii) current long-term deferred financing fees on New Credit Facilities.

J.                Net adjustment of $32,939 to reflect (i) elimination of current portion of Company Refinanced Debt and (ii) initial borrowing under New ABL Credit Facility, including financing fees, net of original issue discount.

K.            Adjustment of $3,965 to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

L.             Net adjustment of $10,489 to reflect (i) elimination of accrued interest on Sheplers Refinanced Debt and Company Refinanced Debt, (ii) estimated Sheplers’ acquisition transaction costs, (iii) preliminary fair value of Sheplers’ capital lease liabilities current portion, (iv) elimination of accrued interest related to Sheplers’ sale leaseback and other capital liabilities, (v) elimination of Sheplers’ dividend payable and (vi) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

M.         Net adjustment of $551 to reflect preliminary fair value of $979 for Sheplers’ sale leaseback current liability.

N.            Net adjustment of $(68,263) to reflect (i) elimination of current portion of Company Refinanced Debt and Sheplers Refinanced Debt and (ii) current portion of New Term Loan and related original issue discount under New Credit Facilities.

O.            Net adjustment of $122,760 to reflect (i) elimination of long-term portion of Company Refinanced Debt and (ii) long-term portion of New Term Loan and related original issue discount under New Credit Facilities.

P.              Net adjustment of $201 to reflect preliminary $8,095 fair value of Sheplers’ sale leaseback long-term liability.

Q.            Net adjustment of $(4,621) to reflect (i) elimination of Sheplers’ deferred rent liability not assumed as part of the Sheplers Acquisition, (ii) preliminary fair value of Sheplers’ capital lease liabilities long-term portion and (iii) preliminary valuation of Sheplers’ above-market leases.

R.            Elimination of Sheplers’ Additional paid-in capital.

S.              Net adjustment of $10,321 to reflect (i) elimination of Sheplers’ Retained earnings deficit, (ii) portion of Company transaction and other expenses included in accumulated deficit and (iii) elimination of accrued interest and deferred financing fees on Company Refinanced Debt.

4.  Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal year ended March 28, 2015 and thirteen weeks ended June 27, 2015 (in thousands):

A.            Adjustment of $445 to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

B.            Net adjustment of $11,894 to reflect (i) reclassification of certain Sheplers’ Selling, general and administrative expenses to Costs of goods sold in accordance with the Company’s accounting policies and (ii) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

C.            Adjustment of $(2,552) to reflect amortization of inventory fair value adjustment.

D.            Net adjustment of $(18,815) to reflect (i) elimination of Sheplers’ historical depreciation of Sheplers’ property and equipment including sale leaseback and capital lease assets and historical amortization of intangible assets, (ii) recording depreciation of Sheplers’ property and equipment including sale leaseback and capital lease assets and amortization of Sheplers’ intangible assets in accordance with the Company’s accounting policies, (iii) reclassification of certain Sheplers’ Selling, general and administrative expenses reclassified to Costs of goods sold in accordance with the Company’s accounting policies, (iv)  elimination of Sheplers’ historical stock compensation expense, (v) elimination of Shepler’s historical management fee and (vi) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

E.             Net adjustment of $(8,367) to reflect (i) elimination of historical interest expense on Company Refinanced Debt and Sheplers Refinanced Debt, (ii) interest expense on New Credit Facilities, (iii) elimination of historical interest expense related to Sheplers’ sale leaseback liabilities and capital lease liabilities and (iv) interest expense on Sheplers’ sale leaseback liabilities and capital lease liabilities in accordance with the Company’s accounting policies.

F.              Net adjustment of $(3,653) to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

G.            Net adjustment of $4,934 to reflect income tax expense at the Company’s effective tax rate.

H.           Adjustment of $333 to reflect Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

I.                Net adjustment of $2,884 to reflect (i) reclassification of certain Sheplers’ Selling, general and administrative expenses to Cost of goods sold in accordance with the Company’s accounting policies and (ii) Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

J.                Net adjustment of $(3,526) to reflect (i) elimination of Sheplers’ historical depreciation of Sheplers’ property and equipment including sale leaseback and capital lease assets and historical amortization of intangible assets, (ii) recording depreciation of Sheplers’ property and equipment including sale leaseback and capital lease assets and amortization of Sheplers’ intangible assets in accordance with the Company’s accounting policies, (iii) reclassification of certain Sheplers’ Selling, general and administrative expenses reclassified to Costs of goods sold in accordance with the Company’s accounting policies, (iv) elimination of Sheplers’ historical management fee and (v)  Sheplers’ historical presentation in accordance with the Company’s accounting policies and financial statement presentation.

K.            Adjustment to reflect elimination of the Company’s transaction costs to acquire Sheplers.

L.             Net adjustment of $434 to reflect (i) elimination of historical interest expense on Company Refinanced Debt and Sheplers Refinanced Debt, (ii) interest expense on New Credit Facilities, (iii) elimination of historical interest expense related to Sheplers’ sale leaseback liabilities and capital lease liabilities and (iv) interest expense on Sheplers’ sale leaseback liabilities and capital lease liabilities in accordance with the Company’s accounting policies.

M.         Net adjustment of $(1,950) to reflect income tax expense at the Company’s effective tax rate.